EXHIBIT 99.02

Press Release:	Source: KMG America Corporation

KMG America Corporation Welcomes Tom Sass, Paul Moore and Paul Kraemer to the Executive Team

Minneapolis, MN, December 22, 2004 – KMG America Corporation (NYSE:KMA) announced today that three prominent individuals in the insurance industry will join its team: Tom Sass will be Senior Vice President of Underwriting/Risk Management, and Paul Moore and Paul Kraemer will function as the two new Senior Vice Presidents of Sales.

KMG America Corporation recently acquired Kanawha Insurance Company, a provider of life and health insurance located in Lancaster, SC.  Mr. Moore and Mr. Kraemer will work towards enhancing Kanawha’s robust employee benefits division and its TPA establishment by expanding distribution and increasing market share on both the employer paid group insurance side and the voluntary payroll deduction side.

Tom Sass, most recently a Senior Manager for Allianz Life’s Healthcare and Risk Management Division, said, “I am excited by the opportunity to take a strong regional player and grow it nationally. With KMG America Corporation, we will have the ability to expand Kanawha’s existing operations by focusing our efforts on larger case employee benefits.”

Paul Moore is located in Irvine, California, and in his new role will focus on building KMG America’s distribution channel. Mr. Moore, who was with ING for the last 16 years as a Regional Sales Manager, said, “I’m very excited about the opportunity to grow the organization and develop a new distribution network for core benefits that will be unparalleled in the insurance industry.”

After 23 years as Regional Vice President of ING Employee Benefits Division, Paul Kraemer will be headquartered in KMG America’s Boston office.  Mr. Kraemer said, “the ability to enhance the existing portfolio and create a state-of-the-art service platform that makes KMG America a single source solution for employers is a truly unique opportunity.”

“The strength of the existing business units combined with our enhanced endeavors will create a unique story to tell,” Kenneth U. Kuk, Chairman, President and Chief Executive Office of KMG America, recently told Lancaster, SC employees. “Mr. Sass, Mr. Moore, and Mr. Kraemer are valuable additions to the team and serve to enhance the experienced staff already in place,” added Mr. Kuk.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause KMG America Corporation’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of our business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in our investment portfolio; financial strength ratings of our insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.